Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2022, with respect to the consolidated financial statements of SES Holdings Pte. Ltd. and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Albany, New York

April 12, 2022